UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 20, 2001

Virtualsellers.com, Inc.
(Exact name of registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation)

000-14356
(Commission File Number)

911353658
(IRS Employer Identification No.)

Suite 1000, 120 North LaSalle Street, Chicago, Illinois 60602
(Address of principal executive offices and Zip Code

(312) 920-9120
Registrant's telephone number, including area code

Item 2. Acquisition or Disposition of Assets

Pursuant to a Letter Agreement dated March 1, 2001, between Virtualsellers.com, Inc. and MedWired Corporation, a Colorado corporation, we acquired certain business assets of MedWired on April 20, 2001, including the copyright, object code and source code for MedWired's Practiceportal software, certain registered and unregistered trade or brandnames, domain names and trademarks and MedWired's Customer List for a purchase price of $200,000 which we paid in the following form: $150,000 worth of our capital stock, issued at a deemed value of $0.62 per share (the fair market value of our stock at February 27, 2001) for an aggregate of 241,935 common shares, and $50,000 in cash.

When we acquired these assets, MedWired owed approximately $371,772 to Nupremis, Inc., a Colorado corporation that held a possessory lien on the Practiceportal software. As a result, we entered into a separate Agreement with MedWired and Nupremis, pursuant to which Nupremis assigned MedWired's debt to us and released its lien on the Practiceportal software in exchange for a portion (201,613) of the 241,935 common shares that we agreed to issue to Medwired. Thus, pursuant to the terms of both the Letter Agreement and the separate Agreement with Nupremis and Medwired, we agreed to issue an aggregate of 241,935 common shares, 201,613 shares to Nupremis and 40,322 shares to MedWired. Also pursuant to the Agreement with Nupremis and Medwired, Nupremis agreed to modify the Practiceportal software (which is presently configured to run on a three-server system) to fit on a one-server system for a fee of $10,000 and to provide us with web hosting services for the Practiceportal software on a one-server system for a monthly fee of $2,250.

Item 7. Financial Statements and Exhibits

Exhibits

2. Plan of Acquisition

2.1 Letter Agreement between Virtualsellers.com, Inc. and MedWired Corporation, dated March 1, 2001

2.2 Agreement between Virtualsellers.com, Inc., Nupremis, Inc. and MedWired Corporation, dated April 20,
2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUALSELLERS.COM, INC.

Date:  April 24, 2001

/s/ Dennis Sinclair
Dennis Sinclair, President